January 15, 1998


Board of Directors
Signal Technology Corporation
975 Benecia Avenue
Sunnyvale, California 94086

Ladies and Gentlemen:

         This firm has represented Signal Technology Corporation, a Delaware corporation (hereinafter called the "Corporation"), in connection with the filing of the Registration Statement described below with the Securities & Exchange Commission.

         In our capacity as counsel to the Corporation, we are familiar with the Certificate of Incorporation, as amended, and the By-laws of the Corporation. We are also familiar with the corporate proceedings taken by the Corporation in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities & Exchange Commission covering the registration of Three Hundred Thousand (300,000) shares of the Corporation's Common Stock, $.01 par value per share (the "Shares"), issuable in connection with the Corporation's Employee Stock Purchase Plan (the "Plan"). We have also considered such statutes, rules and regulations as we have deemed relevant for the purposes hereof.

         Based upon the foregoing, it is our opinion that:

         1. The Corporation is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The Shares have been duly authorized and reserved for issuance, and such shares, when paid for and issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         This opinion is provided solely for the benefit of the addressee hereof and is not to be relied upon by any other person or party. Nevertheless, we hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                                                  Very truly yours,


                                                  GADSBY & HANNAH LLP